Exhibit (4)(12)

                             AMENDMENT NO. 1 TO THE
                                SERIES J WARRANT
                                       OF
                        MARKETING WORLDWIDE CORPORATION

This Amendment No. 1 (this "Amendment"), dated as of September 27, 2007, by and among Marketing Worldwide Corporation, a Delaware corporation (the "Company"), and Vision Opportunity Master Fund, Ltd. (the "Purchaser") hereby amends the Series J Warrant (No. W-J-07-01) to purchase shares of Common Stock of the Company dated April 23, 2007 and issued to the Purchaser (the "Warrant"). Terms used in this Amendment without definition shall have the meanings given them in the Warrant.

WHEREAS, the Company and the Purchaser entered into the Series A Convertible Preferred Stock Purchase Agreement (the "Agreement") dated as of April 23, 2007 wherein the Purchaser was issued the Warrant;

WHEREAS, the Company and the Purchaser now desire to amend the Warrant as more fully set forth herein; and

WHEREAS, this Amendment will be effective when it is executed by the Company.

NOW THEREFORE, in consideration of the premises and the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the each of the parties, the parties hereby amend the Warrant as follows:

1. Section 7: Ownership Cap and Exercise Restriction. Section 7 is hereby deleted in its entirety.

2. Section 9: Definitions. The definition of "Warrant Price" in Section 9 is hereby deleted in its entirety and replaced with the following: "Warrant Price" initially means $0.50, as such price may be adjusted from time to time as shall result from the adjustments specified in this Warrant, including Section 4 hereto.

3. Full Force and Effect. Except to the extent the Warrant is modified by this Amendment, the other terms and provisions of the Warrant shall remain unmodified and in full force and effect.

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Series J Warrant as of the date first above written.

The Company:

MARKETING WORLDWIDE CORPORATION


By: /s/ MICHAEL WINZKOWSKI
    --------------------------------
    Name:  Michael Winzkowski
    Title: President & CEO


ACKNOWLEDGED AND AGREED TO:
VISION OPPORTUNITY MASTER FUND, LTD.


By: /s/ ADAM BENOWITZ
    --------------------------------
    Name:  Adam Benowitz
    Title: Director